Exhibit 99.1
CONTACT

Investors:	Media:
Atish Shah	Farley Kern
Hyatt Hotels Corporation	Hyatt Hotels Corporation
312.780.5427	312.780.5506
atish.shah@hyatt.com	farley.kern@hyatt.com

FOR IMMEDIATE RELEASE

HYATT REPORTS THIRD QUARTER 2013 RESULTS

CHICAGO (October 30, 2013) - Hyatt Hotels Corporation (NYSE: H) today reported third quarter 2013 financial results as follows:

•	Adjusted EBITDA was $159 million in the third quarter of 2013 compared to $154 million in the third quarter of 2012, an increase of 3.2%.

•
Adjusted for special items, net income attributable to Hyatt was $36 million, or $0.23 per share, during the third quarter of 2013 compared to net income attributable to Hyatt of $30 million, or $0.18 per share, during the third quarter of 2012.

•
Net income attributable to Hyatt was $55 million, or $0.35 per share, during the third quarter of 2013 compared to net income attributable to Hyatt of $23 million, or $0.14 per share, in the third quarter of 2012.

•	Comparable owned and leased hotel RevPAR increased 6.0% (5.8% excluding the effect of currency) in the third quarter of 2013 compared to the third quarter of 2012.

•
Comparable owned and leased hotel operating margins increased 20 basis points in the third quarter of 2013 compared to the third quarter of 2012. Owned and leased hotel operating margins decreased 70 basis points in the third quarter of 2013 compared to the third quarter of 2012.

•	Comparable systemwide RevPAR increased 4.3% (5.6% excluding the effect of currency) in the third quarter of 2013 compared to the third quarter of 2012.

•
Comparable U.S. full service hotel RevPAR increased 7.6% in the third quarter of 2013 compared to the third quarter of 2012. Comparable U.S. select service hotel RevPAR increased 4.5% in the third quarter of 2013 compared to the third quarter of 2012.

•	Eleven hotels were opened. As of September 30, 2013, the Company's executed contract base consisted of approximately 215 hotels or approximately 50,000 rooms.

•	The Company repurchased 702,502 shares of common stock at a weighted average price of $41.28 per share, for an aggregate purchase price of approximately $29 million.

•	On October 29, 2013, the Company's Board of Directors authorized the repurchase of up to an additional $200 million of common stock.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "In the third quarter, positive demand trends in the U.S., among both transient and group guests, were accompanied by challenges in certain international markets, including China and India.
"We continue to be focused on growing fees and increasing margins while pursuing additional growth opportunities. During the quarter, we opened eleven hotels, bringing our total for the year to 35, reflecting a strong, steady pace that demonstrates our balanced approach to growing our presence in new and attractive markets. Our current base of executed contracts for new hotels is the largest it has ever been and represents approximately 40% of our current system size. Among the quarter's openings was that of the highly anticipated Andaz Maui at Wailea, marking this distinctive brand's debut into the resort segment.
"We have made significant investments in 2013 to position the Company for growth, including an investment in Playa Hotels & Resorts which will enable us to enter the rapidly growing all-inclusive resort segment and to debut two newly created brands, Hyatt Ziva and Hyatt Zilara. We expect to open the first two franchised resorts by year-end and anticipate that our investment in Playa and our entry into this segment will provide us with a compelling platform for growth. Earlier this month, we completed our largest single hotel acquisition and conversion to date. The Hyatt Regency Orlando, a 1,641-room award-winning, strategically located hotel will further enhance our position in the critical group market and is expected to generate strong earnings and solid returns over the long-term. These investments in our future growth were funded with cash, generated in part through asset recycling. This year we have sold six full service and three select service hotels at strong pricing while maintaining brand presence through management and franchise agreements.
"In addition to using capital to fuel growth, and consistent with our balanced, long-term approach to creating value, we continue to return capital to shareholders. Our Board of Directors recently authorized up to $200 million of additional share repurchases."

Owned and Leased Hotels Segment
Total segment Adjusted EBITDA decreased 3.5% in the third quarter of 2013 compared to the same period in 2012.
Owned and leased Adjusted EBITDA increased 1.0% in the third quarter of 2013 compared to the same period in 2012 and was negatively impacted by approximately $5 million of portfolio changes related to dispositions, acquisitions and openings. See the table on page 15 of the accompanying schedules for a detailed list of portfolio changes and the year-over-year net impact to third quarter owned and leased Adjusted EBITDA.
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA decreased 27.8% in the third quarter of 2013 compared to the same period in 2012. The decrease was primarily due to portfolio changes related to openings and dispositions, including approximately $2 million related to the net impact of portfolio changes since the third quarter of 2012 and approximately $3 million related to pre-opening expenses and operating ramp-up at Andaz Maui at Wailea.
Revenue increased 3.6% in the third quarter of 2013 compared to the same period in 2012. Owned and leased hotel expenses increased 4.5% in the third quarter of 2013 compared to the same period in 2012.
RevPAR for comparable owned and leased hotels increased 6.0% (5.8% excluding the effect of currency) in the third quarter of 2013 compared to the same period in 2012. Occupancy improved 100 basis points and ADR increased 4.8% (4.5% excluding the effect of currency) compared to the same period in 2012.
Comparable hotel revenue increased 5.8% in the third quarter of 2013 compared to the same period in 2012. Comparable hotel expenses increased 5.5% in the third quarter of 2013 compared to the same period in 2012. See the table on page 10 of the accompanying schedules for a reconciliation of comparable owned and leased hotels expenses to owned and leased hotels expenses.
Comparable owned and leased hotel operating margins increased 20 basis points in the third quarter of 2013 compared to the third quarter of 2012. Comparable owned and leased hotel operating margins for hotels in the Americas increased 110 basis points in the third quarter of 2013 compared to the third quarter of 2012. Comparable owned and leased hotel operating margins in the Americas were negatively impacted by higher benefit costs, rent increases at two hotels and higher property taxes partially offset by a non-recurring lease termination fee. Comparable owned and leased hotel operating margins in ASPAC and EAME/SW Asia decreased 230 basis points in the third quarter of 2013 compared to the third quarter of 2012. Comparable owned and leased hotel operating margins in ASPAC and EAME/SW Asia were negatively impacted by weaker market conditions in Seoul and a difficult comparison in London due to the Summer Olympics last year.
The following four hotels were removed from the owned and leased portfolio as they were sold during the third quarter:

•	Hyatt Regency Denver Tech Center (451 rooms)

•	Andaz Napa (141 rooms)

•	Andaz Savannah (151 rooms)

•	Hyatt Regency Santa Clara (501 rooms)
The Company entered into a management or franchise agreement for each hotel listed above and therefore the hotels remain included within the Hyatt system.

Management and Franchise Fees
Total fee revenue increased 13.2% to $77 million in the third quarter of 2013 compared to the same period in 2012. Base management fees increased 10.8% to $41 million in the third quarter of 2013 compared to the same period in 2012, primarily due to strong RevPAR performance in the Americas and newly converted hotels in EAME/SW Asia. Incentive management fees increased 11.1% to $20 million in the third quarter of 2013 compared to the same period in 2012 and were primarily driven by the contribution of newly converted hotels in EAME/SW Asia. Incentive management fees from newly converted hotels in EAME/SW Asia were approximately $3 million in the third quarter of 2013, which was below the Company's expectations. Franchise fees and other revenue increased 23.1% to $16 million in the third quarter of 2013 compared to the same period in 2012, primarily due to new hotels and hotels recently converted from managed to franchised.

Americas Management and Franchising Segment
Adjusted EBITDA increased 6.1% in the third quarter of 2013 compared to the same period in 2012.
RevPAR for comparable Americas full service hotels increased 7.3% (7.7% excluding the effect of currency) in the third quarter of 2013 compared to the same period in 2012. Occupancy increased 250 basis points and ADR increased 3.9% (4.3% excluding the effect of currency) compared to the same period in 2012.
Group rooms revenue at comparable U.S. full service hotels increased 6.9% in the third quarter of 2013 compared to the same period in 2012. Group room nights increased 3.8% and group ADR increased 3.0% in the third quarter of 2013 compared to the same period in 2012.

Transient rooms revenue at comparable U.S. full service hotels increased 8.7% in the third quarter of 2013 compared to the same period in 2012. Transient room nights increased 4.4% and transient ADR increased 4.2% in the third quarter of 2013 compared to the same period in 2012.
RevPAR for comparable Americas select service hotels increased 4.5% in the third quarter of 2013 compared to the same period in 2012. Occupancy increased 50 basis points and ADR increased 3.8% compared to the same period in 2012.
Revenue from management and franchise fees increased 10.2% in the third quarter of 2013 compared to the same period in 2012.
The following eight hotels were added to the portfolio during the third quarter:

•	Andaz Maui at Wailea (managed, 297 rooms)

•	Hyatt Atlanta Midtown (franchised, 194 rooms)

•	Hyatt Place Charlottesville (franchised, 137 rooms)

•	Hyatt Place Chicago-South/University Medical Center (franchised, 131 rooms)

•	Hyatt Place Detroit/Novi (franchised, 126 rooms)

•	Hyatt Place Salt Lake City/Cottonwood (managed, 124 rooms)

•	Hyatt Place Dewey Beach (franchised, 110 rooms)

•	Hyatt House Raleigh North Hills (franchised, 137 rooms)

Southeast Asia, China, Australia, South Korea and Japan (ASPAC) Management and Franchising Segment
Adjusted EBITDA was flat in the third quarter of 2013 compared to the same period in 2012.
RevPAR for comparable ASPAC hotels decreased 3.0% (increased 2.1% excluding the effect of currency) in the third quarter of 2013 compared to the same period in 2012. Occupancy increased 110 basis points and ADR decreased 4.5% (increased 0.4% excluding the effect of currency) compared to the same period in 2012. RevPAR was negatively impacted by weaker demand coupled with increased supply in China.
Revenue from management and franchise fees decreased 10.5% in the third quarter of 2013 compared to the same period in 2012.
The following three hotels were added to the portfolio during the third quarter:

•	Park Hyatt Changbaishan, China (managed, 163 rooms)

•	Park Hyatt Siem Reap, Cambodia (managed, 104 rooms)

•	Hyatt Regency Changbaishan, China (managed, 277 rooms)

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management Segment
Adjusted EBITDA increased 120.0% in the third quarter of 2013 compared to the same period in 2012. The increase was primarily due to newly converted hotels.
RevPAR for comparable EAME/SW Asia hotels increased 1.2% (2.4% excluding the effect of currency) in the third quarter of 2013 compared to the same period in 2012. Occupancy increased 210 basis points and ADR decreased 2.4% (1.3% excluding the effect of currency) compared to the same period in 2012. RevPAR was negatively impacted by lower demand levels in London in the third quarter of 2013 compared to the same period in 2012, as the third quarter of 2012 benefited from the Summer Olympics.

Revenue from management and franchise fees increased 35.7% in the third quarter of 2013 compared to the same period in 2012. The increase was primarily due to newly converted hotels.

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 2.7% in the third quarter of 2013 compared to the same period in 2012. Adjusted selling, general, and administrative expenses decreased 2.9% in the third quarter of 2013 compared to the same period in 2012. See the table on page 9 of the accompanying schedules for a reconciliation of adjusted selling, general, and administrative expenses to selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
Eleven hotels were added in the third quarter of 2013, each of which is listed above.
The Company expects that a sizable number of new properties will be opened under various Company brands in the future. As of September 30, 2013 this effort was underscored by executed management or franchise contracts for approximately 215 hotels (or approximately 50,000 rooms) across all brands. The executed contracts represent potential entry into several new countries and expansion into new markets or markets in which the Company is under-represented.

SHARE REPURCHASE
During the third quarter of 2013, the Company repurchased 702,502 shares of common stock at a weighted average price of $41.28 per share, for an aggregate purchase price of approximately $29 million.
On October 29, 2013, the Company's Board of Directors authorized the repurchase of up to an additional $200 million of the Company's common stock. The Company currently has approximately $211 million remaining under its repurchase authorization. These repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, including pursuant to a Rule 10b5-1 plan, at prices that the Company deems appropriate and subject to market conditions, applicable law and other factors deemed relevant in the Company’s sole discretion. The Company is not obligated to repurchase any dollar amount or any number of shares of common stock, and repurchases may be suspended or discontinued at any time. The Company intends to pay for shares repurchased with cash from its balance sheet.

CORPORATE FINANCE / ASSET RECYCLING
During the quarter, the Company:

•	Sold Andaz Napa (141 rooms) and Andaz Savannah (151 rooms) for an aggregate amount of approximately $115 million.

•	Sold Hyatt Regency Santa Clara (501 rooms) for approximately $93 million. The total sale price may increase to $100 million if certain performance thresholds are met.

•	Sold Hyatt Regency Denver Tech Center (451 rooms) for approximately $60 million.

•	Entered the all-inclusive resort segment by investing $325 million in a joint venture.

During the quarter, an unconsolidated hospitality venture sold the Hyatt Regency Waikiki. The Company received approximately $6 million for its equity interest and received a full repayment of a $277 million note receivable which matured in July 2013. The Company continues to manage the hotel under a long-term agreement.
Subsequent to the end of the quarter, the Company:

•	Completed the acquisition of The Peabody Orlando for approximately $717 million in cash and rebranded the hotel as Hyatt Regency Orlando.

•
Received approximately $89 million in cash related to its investment in Hyatt Regency New Orleans, of which approximately $63 million reflects a return of capital and approximately $26 million reflects a preferred return. The Company continues to manage, and also retains a residual interest in, the hotel.

BALANCE SHEET / OTHER ITEMS
On September 30, 2013, the Company reported the following:

•	Total debt of approximately $1.3 billion.

•
Pro rata share of non-recourse unconsolidated hospitality venture debt of approximately $737 million compared with approximately $607 million as of June 30, 2013. The increase was primarily a result of the inclusion of the Company's pro rata share of non-recourse unconsolidated hospitality venture debt related to its ownership in Playa Hotels & Resorts.

•	Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of approximately $774 million and short-term investments of approximately $38 million.

•	Undrawn borrowing availability of approximately $1.4 billion under its revolving credit facility.

2013 INFORMATION
The Company is providing the following information for the 2013 fiscal year:

•	Adjusted SG&A expense is expected to be approximately $310 million.

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Capital expenditures are expected to be approximately $250 million, including approximately $80 million for investment in new properties, including Grand Hyatt Rio de Janeiro, Hyatt Place Omaha and other properties.

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In addition to the capital expenditures described above, investment spending is expected to be more than $1.2 billion. Investment spending includes acquisitions, equity investments in joint ventures, debt investments, contract acquisition costs or other investments. Investment spending includes the acquisitions of the Driskill Hotel and the hotel formerly known as The Peabody Orlando and the investment in the all-inclusive resort segment.

•	Depreciation and amortization expense is expected to be approximately $340 million.

•	Interest expense is expected to be approximately $70 million.

•	Expects to open over 45 hotels in 2013.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call today, October 30, 2013, at 10:30 a.m. CT. The Company requests that questions be submitted via email to earnings@hyatt.com by 9:00 a.m. CT. Hyatt management will read and respond to as many submitted questions as possible. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at http://www.hyatt.com and selecting the Investor Relations link located at the bottom of the page, or by dialing 857.244.7559, passcode #24735226, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:00 p.m. CT on October 30, 2013 through midnight on November 6, 2013 by dialing 617.801.6888, passcode #16884833. Additionally, an archive of the webcast will be available on the Investor Relations website for approximately 90 days.

DEFINITIONS

Adjusted EBITDA
We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on our ownership percentage of each venture, adjusted to exclude the following items:

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	asset impairments;

•	gains on sales of real estate;

•	other income (loss), net;

•	depreciation and amortization;

•	interest expense; and

•	(provision) benefit for income taxes.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.
Our Board of Directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our Board of Directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors the same information that we use internally for purposes of assessing our operating performance and making selected compensation decisions.
Adjusted EBITDA is not a substitute for net income attributable to Hyatt Hotels Corporation, net income, cash flows from operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA supplementally.

Adjusted Selling, General, and Administrative Expense
Adjusted selling, general, and administrative expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts.

Comparable Owned and Leased Hotel Operating Margin
We define Comparable Owned and Leased Hotel Operating Margin as the difference between comparable owned and leased hotels revenue and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenue is calculated by removing non-comparable hotels revenue from owned and leased hotels revenue as reported in our condensed consolidated statements of income. Comparable owned and leased hotel expenses is calculated by removing both non-comparable hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotel expenses as reported in our condensed consolidated statements of income.

Comparable Hotels
Comparable systemwide hotels represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service hotels for those properties that we manage within the EAME/SW Asia management segment. Comparable operated hotels is defined the same as Comparable systemwide hotels with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. “Comparable owned and leased hotels” represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in the industry. Non-comparable systemwide hotels or Non-comparable owned and leased hotels represent all hotels that do not meet the respective definition of comparable as defined above.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in the industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels' available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Select service
The term select service includes the brands Hyatt Place and Hyatt House. These properties have limited food and beverage outlets and do not offer comprehensive business or banquet facilities but rather are suited to serve smaller business meetings.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, occupancy and ADR trends, market share, margin trends, the number of properties we expect to open in the future, our expected adjusted SG&A expense, capital expenditures, investment spending, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets, the rate and pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to short and medium-term group bookings; our ability to successfully achieve certain levels of operating profit at hotels that have performance guarantees with our third-party owners; the impact of hotel renovations; our ability to successfully execute our organizational realignment; loss of key personnel; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, oil spills and nuclear incidents; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through Internet travel intermediaries; our ability to successfully execute and implement our common stock repurchase program; changes in the tastes and preferences of our customers; relationships with associates and labor unions and changes in labor law; the financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; if our third-party owners, franchisees or development partners are unable to access the capital necessary to fund current operations or implement our plans for growth; risk associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; changes in the competitive environment in our industry and the markets where we operate; outcomes of legal proceedings; changes in federal, state, local or foreign tax law; foreign exchange rate fluctuations or currency restructurings; general volatility of the capital markets; our ability to access the capital markets; and other risks discussed in the Company's filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company's subsidiaries manage, franchise, own and develop hotels and resorts under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place® and Hyatt House® brand names and have locations on six continents. Hyatt Residential Group, Inc., a Hyatt Hotels Corporation subsidiary, develops, operates, markets or licenses Hyatt ResidencesTM and Hyatt Residence ClubTM. As of September 30, 2013, the Company's worldwide portfolio consisted of 535 properties in 47 countries. For more information, please visit www.hyatt.com.
The term “Hyatt” or “Company” is used in this release for convenience to refer to Hyatt Hotels Corporation or one or more of its affiliates.

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Tables to follow

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
3.	Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended September 30, 2013 and 2012
4.	Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Nine Months Ended September 30, 2013 and 2012
5.	Segment Financial Summary
6.	Hotel Chain Statistics - Comparable Locations
7.	Hotel Brand Statistics - Comparable Locations
8.	Fee Summary
9.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
10.	Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotel Operating Margin to Owned and Leased Hotel Operating Margin
11.	Net Gains (Losses) and Interest Income from Marketable Securities Held to Fund Operating Programs
12.	Capital Expenditures and Investment Spending Summary
13.	Properties and Rooms / Units by Geography
14.	Properties and Rooms / Units by Brand
15.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Adjusted EBITDA - Three Months Ended September 30, 2013

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2013 and 2012
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUES:
Owned and leased hotels	$521	$503	$1,585	$1,504
Management and franchise fees	77	68	248	227
Other revenues	22	22	63	59
Other revenues from managed properties (a)	406	384	1,197	1,159
Total revenues	1,026	977	3,093	2,949
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	399	382	1,203	1,148
Depreciation and amortization	81	88	254	263
Other direct costs	10	8	25	21
Selling, general, and administrative	77	75	236	238
Other costs from managed properties (a)	406	384	1,197	1,159
Direct and selling, general, and administrative expenses	973	937	2,915	2,829
Net gains and interest income from marketable securities held to fund operating programs	12	8	22	18
Equity earnings (losses) from unconsolidated hospitality ventures	16	(5)	10	(6)
Interest expense	(15)	(18)	(48)	(53)
Asset impairments	—	—	(11)	—
Gains on sales of real estate	26	—	125	—
Other income (loss), net	2	(5)	(12)	12
INCOME BEFORE INCOME TAXES	94	20	264	91
(PROVISION) BENEFIT FOR INCOME TAXES	(39)	3	(89)	(19)
NET INCOME	55	23	175	72
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$55	$23	$175	$72

EARNINGS PER SHARE - Basic
Net income	$0.35	$0.14	$1.10	$0.44
Net income attributable to Hyatt Hotels Corporation	$0.35	$0.14	$1.10	$0.44
EARNINGS PER SHARE - Diluted
Net income	$0.35	$0.14	$1.10	$0.44
Net income attributable to Hyatt Hotels Corporation	$0.35	$0.14	$1.10	$0.44

Basic share counts	156.3	165.5	159.3	165.6
Diluted share counts	156.9	165.8	159.8	166.0
(a) The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes in direct and selling, general, and administrative expenses these reimbursed costs. These costs relate primarily to payroll costs where the Company is the employer.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
The table below provides a reconciliation of consolidated Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to net income attributable to Hyatt Hotels Corporation. Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted EBITDA	$159	$154	$502	$459
Equity earnings (losses) from unconsolidated hospitality ventures	16	(5)	10	(6)
Asset impairments	—	—	(11)	—
Gains on sales of real estate	26	—	125	—
Other income (loss), net	2	(5)	(12)	12
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	(13)	(18)	(48)	(58)
EBITDA	$190	$126	$566	$407
Depreciation and amortization	(81)	(88)	(254)	(263)
Interest expense	(15)	(18)	(48)	(53)
(Provision) benefit for income taxes	(39)	3	(89)	(19)
Net income attributable to Hyatt Hotels Corporation	$55	$23	$175	$72

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended September 30, 2013 and 2012
The following table represents a reconciliation of net income attributable to Hyatt Hotels Corporation, adjusted for special items, to net income attributable to Hyatt Hotels Corporation presented for the three months ended September 30, 2013 and 2012, respectively.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended September 30,
		2013	2012
Net income attributable to Hyatt Hotels Corporation		$55	$23
Earnings per share		$0.35	$0.14
Special items
Gains on sales of real estate (a)	Gains on sales of real estate	(26)	—
Gain on sale of residential properties (b)	Equity earnings (losses) from unconsolidated hospitality ventures	(8)	—
Marketable securities (c)	Other income (loss), net	(1)	—
Transaction costs (d)	Other income (loss), net	3	—
Realignment costs (e)	Other income (loss), net	—	12
Gain on sublease agreement (f)	Other income (loss), net	—	(2)
Total special items - pre-tax		(32)	10
Income tax (provision) benefit for special items	(Provision) benefit for income taxes	13	(3)
Total special items - after-tax		(19)	7
Special items impact per share		$(0.12)	$0.04
Net income attributable to Hyatt Hotels Corporation, adjusted for special items		$36	$30
Earnings per share, adjusted for special items		$0.23	$0.18
(a) Gains on sales of real estate - During the third quarter, we sold the Hyatt Regency Denver Tech subject to a franchise agreement for a gain of $26 million.
(b) Gain on sale of residential properties - During the third quarter, we recognized a gain of $8 million in connection with the sale of residential properties at one of our joint ventures.
(c) Marketable securities - Represents (gains) losses on investments not used to fund operating programs.
(d) Transaction costs - We incurred $3 million in transaction costs to acquire the hotel formerly known as The Peabody Orlando and to close on our investment in the all-inclusive resort segment during the three months ended September 30, 2013.
(e) Realignment costs - Represents costs incurred as part of our Company's realignment in 2012.
(f) Gain on sublease agreement - During the third quarter of 2012, we recorded a $2 million gain due to the termination of a sublease.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Nine Months Ended September 30, 2013 and 2012
The following table represents a reconciliation of net income attributable to Hyatt Hotels Corporation, adjusted for special items, to net income attributable to Hyatt Hotels Corporation presented for the nine months ended September 30, 2013 and 2012, respectively.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Nine Months Ended September 30,
		2013	2012
Net income attributable to Hyatt Hotels Corporation		$175	$72
Earnings per share		$1.10	$0.44
Special items
Gains on sales of real estate (a)	Gains on sales of real estate	(125)	—
Gain on sale of artwork	Other income (loss), net	(29)	—
Gain on sale of residential properties (b)	Equity earnings (losses) from unconsolidated hospitality ventures	(8)	—
Marketable securities (c)	Other income (loss), net	(1)	(17)
Foreign currency translation loss on sale of joint venture (d)	Equity earnings (losses) from unconsolidated hospitality ventures	2	—
Transaction costs (e)	Other income (loss), net	3	1
Asset impairments (f)	Asset impairments	11	—
Charitable contribution to Hyatt Thrive Foundation (g)	Other income (loss), net	20	—
Debt settlement costs (h)	Other income (loss), net	35	—
Gain on sublease agreement (i)	Other income (loss), net	—	(2)
Realignment costs (j)	Other income (loss), net	—	19
Unconsolidated hospitality ventures impairment (k)	Equity earnings (losses) from unconsolidated hospitality ventures	—	1
Total special items - pre-tax		(92)	2
Income tax (provision) benefit for special items	(Provision) benefit for income taxes	36	1
Total special items - after-tax		(56)	3
Special items impact per share		$(0.35)	$0.02
Net income attributable to Hyatt Hotels Corporation, adjusted for special items		$119	$75
Earnings per share, adjusted for special items		$0.75	$0.46
(a) Gains on sales of real estate - Includes gains on the sale of Hyatt Fisherman's Wharf, Hyatt Santa Barbara and Hyatt Regency Denver Tech, which were sold subject to franchise agreements.
(b) Gain on sale of residential properties - During the third quarter, we recognized a gain of $8 million in connection with the sale of residential properties at one of our joint ventures.
(c) Marketable securities - Represents (gains) losses on investments not used to fund operating programs.
(d) Foreign currency translation loss on sale of joint venture - During the nine months ended September 30, 2013, we had a foreign currency translation loss of $2 million as a result of the sale of our interest in a foreign joint venture.
(e) Transaction costs - We incurred $3 million in transaction costs to acquire the hotel formerly known as The Peabody Orlando and to close on our investment in the all-inclusive resort segment during the nine months ended September 30, 2013. In the nine months ended September 30, 2012, we incurred $1 million in transaction costs to acquire the Hyatt Regency Mexico City.
(f) Asset impairments - We recorded a $3 million impairment charge related to a property that was classified as held for sale at June 30, 2013. In conjunction with our regular assessment of impairment indicators, we identified property and equipment whose carrying values exceeded its fair value, and as a result, we recorded an $8 million impairment charge during the first quarter of 2013.
(g) Charitable contribution to Hyatt Thrive Foundation - We committed to fund $20 million to a charitable foundation that we recently formed with the intent that the foundation will fund charitable activities over time.
(h) Debt settlement costs - We incurred $35 million in debt settlement costs for the redemption of our 2015 Notes and the tender of a portion of our 2019 Notes.
(i) Gain on sublease agreement - During the nine months ended September 30, 2012, we recorded a $2 million gain due to the termination of a sublease.
(j) Realignment costs - Represents costs incurred as part of our Company's realignment in 2012.
(k) Unconsolidated hospitality ventures impairment - During the nine months ended September 30, 2012, we recorded an impairment charge of $1 million related to an investment in a vacation ownership property.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013	2012	Change ($)	Change (%)	2013	2012	Change ($)	Change (%)
Revenue
Owned and leased	$521	$503	$18	3.6%	$1,585	$1,504	$81	5.4%
Management and franchising
Americas	65	59	6	10.2%	204	192	12	6.3%
ASPAC	17	19	(2)	(10.5)%	58	62	(4)	(6.5)%
EAME/SW Asia	19	14	5	35.7%	62	45	17	37.8%
Total management and franchising	101	92	9	9.8%	324	299	25	8.4%
Corporate and other	22	22	—	—%	63	59	4	6.8%
Other revenues from managed properties	406	384	22	5.7%	1,197	1,159	38	3.3%
Eliminations	(24)	(24)	—	—%	(76)	(72)	(4)	(5.6)%
Total revenues	$1,026	$977	$49	5.0%	$3,093	$2,949	$144	4.9%

Adjusted EBITDA
Owned and leased	$98	$97	$1	1.0%	$303	$282	$21	7.4%
Pro rata share of unconsolidated hospitality ventures	13	18	(5)	(27.8)%	48	58	(10)	(17.2)%
Total owned and leased	111	115	(4)	(3.5)%	351	340	11	3.2%
Americas management and franchising	52	49	3	6.1%	162	149	13	8.7%
ASPAC management and franchising	9	9	—	—%	32	31	1	3.2%
EAME/SW Asia management	11	5	6	120.0%	39	19	20	105.3%
Corporate and other	(24)	(24)	—	—%	(82)	(80)	(2)	(2.5)%
Adjusted EBITDA	$159	$154	$5	3.2%	$502	$459	$43	9.4%

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended September 30,					Nine Months Ended September 30,
	2013	2012	Change		Change (in constant $)	2013	2012	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)
Full service (38)
ADR	$210.68	$203.28	3.6%		3.3%	$213.69	$204.13	4.7%		4.5%
Occupancy	78.3%	76.3%	2.0%	pts		75.6%	74.8%	0.8%	pts
RevPAR	$165.06	$155.12	6.4%		6.1%	$161.58	$152.78	5.8%		5.6%

Select service (53)
ADR	$115.58	$108.58	6.5%		6.5%	$112.91	$106.96	5.6%		5.6%
Occupancy	81.1%	82.7%	(1.6)%	pts		79.0%	78.5%	0.5%	pts
RevPAR	$93.76	$89.83	4.4%		4.4%	$89.22	$83.97	6.3%		6.3%

Comparable owned and leased hotels (91)
ADR	$181.25	$173.03	4.8%		4.5%	$182.30	$173.79	4.9%		4.8%
Occupancy	79.2%	78.2%	1.0%	pts		76.6%	75.9%	0.7%	pts
RevPAR	$143.52	$135.39	6.0%		5.8%	$139.72	$131.99	5.9%		5.7%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service (137)
ADR	$175.40	$168.82	3.9%		4.3%	$178.23	$171.34	4.0%		4.3%
Occupancy	78.4%	75.9%	2.5%	pts		75.4%	74.6%	0.8%	pts
RevPAR	$137.52	$128.12	7.3%		7.7%	$134.45	$127.76	5.2%		5.5%

Select service (214)
ADR	$108.99	$105.00	3.8%		3.8%	$108.65	$104.55	3.9%		3.9%
Occupancy	79.2%	78.7%	0.5%	pts		77.3%	76.1%	1.2%	pts
RevPAR	$86.33	$82.59	4.5%		4.5%	$84.02	$79.53	5.6%		5.6%

ASPAC
Full service (48)
ADR	$219.25	$229.64	(4.5)%		0.4%	$224.94	$234.37	(4.0)%		(0.7)%
Occupancy	69.0%	67.9%	1.1%	pts		67.0%	66.3%	0.7%	pts
RevPAR	$151.35	$155.98	(3.0)%		2.1%	$150.70	$155.41	(3.0)%		0.3%

EAME/SW Asia
Full service (50)
ADR	$222.61	$228.09	(2.4)%		(1.3)%	$230.30	$236.67	(2.7)%		(1.6)%
Occupancy	58.9%	56.8%	2.1%	pts		63.0%	59.0%	4.0%	pts
RevPAR	$131.18	$129.59	1.2%		2.4%	$144.99	$139.69	3.8%		5.0%

Comparable systemwide hotels (449)
ADR	$169.89	$167.01	1.7%		3.0%	$173.18	$170.12	1.8%		2.7%
Occupancy	75.1%	73.2%	1.9%	pts		73.2%	72.0%	1.2%	pts
RevPAR	$127.55	$122.33	4.3%		5.6%	$126.83	$122.46	3.6%		4.5%
(a) Owned and leased hotel figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Locations

	Three Months Ended September 30,					Nine Months Ended September 30,
	2013	2012	Change		Change (in constant $)	2013	2012	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels)

Park Hyatt (27)
ADR	$319.03	$330.65	(3.5)%		(1.5)%	$337.67	$345.19	(2.2)%		(0.5)%
Occupancy	65.9%	60.9%	5.0%	pts		65.4%	60.8%	4.6%	pts
RevPAR	$210.14	$201.36	4.4%		6.6%	$220.80	$209.78	5.3%		7.1%

Andaz (8)
ADR	$276.50	$284.93	(3.0)%		(2.7)%	$274.47	$276.44	(0.7)%		(0.4)%
Occupancy	80.3%	80.1%	0.2%	pts		76.9%	76.7%	0.2%	pts
RevPAR	$221.91	$228.27	(2.8)%		(2.5)%	$211.12	$212.11	(0.5)%		(0.1)%

Grand Hyatt (36)
ADR	$230.11	$230.62	(0.2)%		2.3%	$237.14	$236.30	0.4%		1.9%
Occupancy	74.0%	72.9%	1.1%	pts		73.6%	73.2%	0.4%	pts
RevPAR	$170.31	$168.01	1.4%		3.9%	$174.44	$172.93	0.9%		2.5%

Hyatt (25)
ADR	$167.27	$161.47	3.6%		3.3%	$168.20	$161.18	4.4%		4.2%
Occupancy	79.6%	78.5%	1.1%	pts		75.1%	74.5%	0.6%	pts
RevPAR	$133.16	$126.80	5.0%		4.7%	$126.28	$120.14	5.1%		5.0%

Hyatt Regency (139)
ADR	$165.12	$161.55	2.2%		3.5%	$167.57	$164.33	2.0%		2.9%
Occupancy	73.9%	71.5%	2.4%	pts		71.8%	70.5%	1.3%	pts
RevPAR	$122.01	$115.45	5.7%		7.0%	$120.28	$115.79	3.9%		4.8%

Hyatt Place (161)
ADR	$102.62	$99.02	3.6%		3.6%	$102.64	$98.88	3.8%		3.8%
Occupancy	77.6%	77.4%	0.2%	pts		76.1%	75.1%	1.0%	pts
RevPAR	$79.63	$76.61	3.9%		3.9%	$78.06	$74.30	5.1%		5.1%

Hyatt House (53)
ADR	$125.17	$120.38	4.0%		4.0%	$124.13	$119.39	4.0%		4.0%
Occupancy	83.6%	82.2%	1.4%	pts		80.8%	78.6%	2.2%	pts
RevPAR	$104.63	$98.92	5.8%		5.8%	$100.30	$93.81	6.9%		6.9%

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013	2012	Change ($)	Change (%)	2013	2012	Change ($)	Change (%)
Fees
Base management fees	$41	$37	$4	10.8%	$121	$115	$6	5.2%
Incentive management fees	20	18	2	11.1%	80	70	10	14.3%
Franchise fees and other revenue	16	13	3	23.1%	47	42	5	11.9%
Total fees	$77	$68	$9	13.2%	$248	$227	$21	9.3%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
Results of operations as presented on condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in selling, general, and administrative expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trust investments.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013	2012	Change ($)	Change (%)	2013	2012	Change ($)	Change (%)
Adjusted selling, general, and administrative expenses (a)	$68	$70	$(2)	(2.9)%	$220	$227	$(7)	(3.1)%
Rabbi trust impact	9	5	4	80.0%	16	11	5	45.5%
Selling, general, and administrative expenses	$77	$75	$2	2.7%	$236	$238	$(2)	(0.8)%
(a) Segment breakdown for adjusted selling, general, and administrative expenses.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013	2012	Change ($)	Change (%)	2013	2012	Change ($)	Change (%)
Americas management and franchising	$14	$11	$3	27.3%	$42	$43	$(1)	(2.3)%
ASPAC management and franchising	9	11	(2)	(18.2)%	26	31	(5)	(16.1)%
EAME/SW Asia management	7	9	(2)	(22.2)%	23	27	(4)	(14.8)%
Owned and leased	3	2	1	50.0%	9	8	1	12.5%
Corporate and other (b)	35	37	(2)	(5.4)%	120	118	2	1.7%
Adjusted selling, general, and administrative expenses	$68	$70	$(2)	(2.9)%	$220	$227	$(7)	(3.1)%
(b) Corporate and other includes vacation ownership expenses of $8 million for both the three months ended September 30, 2013 and 2012, respectively, and $23 million for both the nine months ended September 30, 2013 and 2012, respectively.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotel Operating Margin to Owned and Leased Hotel Operating Margin
Below is a breakdown of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotel operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013	2012	Change ($)	Change (%)	2013	2012	Change ($)	Change (%)
Revenue
Comparable owned and leased hotels	$475	$449	$26	5.8%	$1,431	$1,364	$67	4.9%
Non-comparable hotels	46	54	(8)	(14.8)%	154	140	14	10.0%
Owned and leased hotels revenue	$521	$503	$18	3.6%	$1,585	$1,504	$81	5.4%

Expenses
Comparable owned and leased hotels	$363	$344	$19	5.5%	$1,082	$1,045	$37	3.5%
Non-comparable hotels	33	36	(3)	(8.3)%	114	98	16	16.3%
Rabbi trust	3	2	1	50.0%	7	5	2	40.0%
Owned and leased hotels expense	$399	$382	$17	4.5%	$1,203	$1,148	$55	4.8%

Owned and leased hotel operating margin percentage	23.4%	24.1%		(0.7)%	24.1%	23.7%		0.4%

Comparable owned and leased hotel operating margin percentage	23.6%	23.4%		0.2%	24.4%	23.4%		1.0%

Hyatt Hotels Corporation
Net Gains (Losses) and Interest Income From Marketable Securities Held to Fund Operating Programs
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items of our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset to our owned and leased hotels expense for our hotel staff and selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our Hyatt Gold Passport program for our owned and leased hotels are offset by corresponding changes to our owned and leased hotel revenues. The table below shows the amounts recorded to the respective offsetting account.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013	2012	Change ($)	Change (%)	2013	2012	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$9	$5	$4	80.0%	$16	$11	$5	45.5%
Rabbi trust impact allocated to owned and leased hotels expense	3	2	1	50.0%	7	5	2	40.0%
Net gains (losses) and interest income from marketable securities held to fund our Gold Passport program allocated to owned and leased hotels revenue	—	1	(1)	(100.0)%	(1)	2	(3)	(150.0)%
Net gains and interest income from marketable securities held to fund operating programs	$12	$8	$4	(50.0)%	$22	$18	$4	(22.2)%

Hyatt Hotels Corporation
Capital Expenditures and Investment Spending Summary
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Capital Expenditures
Maintenance	$32	$21	$63	$64
Enhancements to existing properties	4	30	40	114
Investment in new properties	22	2	47	32
Total	$58	$53	$150	$210

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Investment Spending	2013	2012	2013	2012
Acquisitions, net of cash acquired	$—	$1	$85	$180
Investments (equity, debt and other)	364	19	437	127
Total	$364	$20	$522	$307

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

	September 30, 2013		June 30, 2013		December 31, 2012		QTD Change		YTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Owned and leased hotels (a)
Full service hotels
United States	26	12,972	30	14,216	31	14,536	(4)	(1,244)	(5)	(1,564)
Other Americas	4	2,102	4	2,102	4	2,102	0	0	0	0
ASPAC	1	601	1	601	1	601	0	0	0	0
EAME/SW Asia	11	2,438	11	2,438	11	2,441	0	0	0	(3)
Select service hotels
United States	53	7,241	53	7,242	56	7,669	0	(1)	(3)	(428)
Total owned and leased hotels	95	25,354	99	26,599	103	27,349	(4)	(1,245)	(8)	(1,995)
Managed and franchised hotels (includes owned and leased hotels)

	September 30, 2013		June 30, 2013		December 31, 2012		QTD Change		YTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Americas
Full service hotels
United States managed	102	54,430	103	54,873	104	54,722	(1)	(443)	(2)	(292)
Other Americas managed	15	5,800	15	5,800	15	5,802	0	0	0	(2)
Franchised	31	9,557	28	8,511	24	7,515	3	1,046	7	2,042
Subtotal	148	69,787	146	69,184	143	68,039	2	603	5	1,748

Select service hotels
United States managed	93	12,451	92	12,329	96	12,929	1	122	(3)	(478)
Other Americas managed	1	120	1	120	1	120	0	0	0	0
Franchised	145	19,356	140	18,715	128	16,774	5	641	17	2,582
Subtotal	239	31,927	233	31,164	225	29,823	6	763	14	2,104

ASPAC
Full service hotels
ASPAC managed	57	21,607	54	21,049	51	20,016	3	558	6	1,591
ASPAC franchised	2	988	2	988	2	988	0	0	0	0
Subtotal	59	22,595	56	22,037	53	21,004	3	558	6	1,591

EAME/SW Asia
Full service hotels
EAME managed	37	9,763	37	9,802	33	8,084	0	(39)	4	1,679
SW Asia managed	26	7,405	26	7,411	20	6,014	0	(6)	6	1,391
Subtotal	63	17,168	63	17,213	53	14,098	0	(45)	10	3,070

Select service hotels
SW Asia managed	1	115	1	115	1	115	0	0	0	0
Subtotal	1	115	1	115	1	115	0	0	0	0

Total managed and franchised hotels	510	141,592	499	139,713	475	133,079	11	1,879	35	8,513

Vacation ownership	15	963	15	963	15	963	0	0	0	0
Residential	10	1,101	10	1,102	10	1,102	0	(1)	0	(1)

Total properties and rooms/units	535	143,656	524	141,778	500	135,144	11	1,878	35	8,512
(a) Owned and leased hotel figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms / Units by Brand

	September 30, 2013		June 30, 2013		December 31, 2012		QTD Change		YTD Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	33	6,535	31	6,270	30	6,014	2	265	3	521
Andaz	10	2,116	9	1,820	9	1,823	1	296	1	293
Hyatt	38	8,502	37	8,314	28	6,948	1	188	10	1,554
Grand Hyatt	40	22,262	40	22,245	38	21,515	0	17	2	747
Hyatt Regency	149	70,135	148	69,785	144	66,841	1	350	5	3,294
Hyatt Place	182	23,888	177	23,261	172	22,335	5	627	10	1,553
Hyatt House	58	8,154	57	8,018	54	7,603	1	136	4	551
Vacation Ownership and Residential	25	2,064	25	2,065	25	2,065	0	(1)	0	(1)
Total	535	143,656	524	141,778	500	135,144	11	1,878	35	8,512

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Adjusted EBITDA (a) - Three months ended September 30, 2013
(in millions)

	Rooms	Transaction / Opening Date	3Q13 Adjusted EBITDA Impact

Dispositions (b)

7 Hyatt Place Hotels and 1 Hyatt House Hotel	1,043	4Q12
3 Hyatt Place Hotels	426	1Q13
Hyatt Fisherman's Wharf	313	2Q13
Hyatt Santa Barbara	195	2Q13
Hyatt Regency Denver Tech Center	451	3Q13
Andaz Savannah	151	3Q13
Andaz Napa	141	3Q13
Hyatt Regency Santa Clara	501	3Q13

Year-over-Year Net Impact of Dispositions to Owned and Leased Adjusted EBITDA			$(7)

Acquisitions or Openings (c)

Andaz Amsterdam Prinsengracht	122	4Q12
Hyatt Regency Birmingham (U.K.)	319	4Q12
The Driskill	189	1Q13

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Adjusted EBITDA			$2

Year-over-Year Net Impact of Dispositions, Acquisitions and Openings to Owned and Leased Adjusted EBITDA			$(5)

(a) Excludes pro rata share of unconsolidated hospitality ventures.
(b) Reflects 2012 Adjusted EBITDA for recently completed dispositions.
(c) Reflects 2013 Adjusted EBITDA for recently completed acquisitions or openings.